                                                                     Exhibit 2.1

                           ASSET PURCHASE AGREEMENT

                       dated effective December 28, 2000

                                    between

                       ANCHOR PACIFIC UNDERWRITERS, INC.
                                as the Purchaser

                                      and

                                 NOVAEON, INC.

SCHEDULES

1.1(a)    Accounts Receivable
1.1(b)    Debtor's D.I.P. Bank Accounts
1.1(d)    Partial List of Assumed Executory Contracts
1.1(h)    Partial List of Equipment, Furniture, Fixtures and Other Chattels
3         Assumed Liabilities
6         Novaeon Customers

EXHIBITS

A         Anchor Promissory Note
B         Allocation of the Purchase Price

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into this 28th day of December, 2000, by and among ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation (hereinafter called the "Purchaser"), and NOVAEON, INC., a Delaware corporation (hereinafter called the "Novaeon"), as debtor and debtor-in-possession under certain Chapter 11 proceedings for reorganization pending in the United States Bankruptcy Court for the Eastern District of Pennsylvania (the "Seller").

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, Novaeon owns and operates a national worker's compensation and disability managed-care company (hereinafter called the "Business") which provides services to insurance companies and self-insured employers and arrangements, and the Purchaser is a subsidiary of a company that owns and
              -----------------------------------------------
operates a similar business; and

     WHEREAS, Novaeon has filed a Voluntary Petition for Relief and currently is carrying on the Business under the protection of Chapter 11 of the U.S. Bankruptcy Code (hereinafter called the "Bankruptcy Code") in a proceeding pending in the United States Bankruptcy Court for the Eastern District of Pennsylvania (hereinafter called the "Bankruptcy Court") styled In re Novaeon,
                                                                --------------
Inc., Debtor, and known as Bankruptcy Case Number 00-18821-B1F (hereinafter
------------
called the "Bankruptcy Case"); and

     WHEREAS, the Purchaser desires to purchase certain of the assets of the Seller that are used in the Business, free and clear of all liens, claims and encumbrances other than the certain limited liabilities specified in this Agreement (pursuant, with respect to the assets of Novaeon, to applicable provisions of the Bankruptcy Code), and the Seller is agreeable to the sale, in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, which are deemed to be incorporated into this Agreement as an integral part hereof and are not mere recitals hereto, and the mutual covenants contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

     1.   Purchase and Sale of Assets, Excluded Assets, Treatment of Sellers'
          -------------------------------------------------------------------
Liabilities.
-----------

          1.1  Purchase and Sale, Assets Acquired.  Subject to and in accordance
               ----------------------------------
with the terms and conditions herein contained, on the Closing Date (as defined hereinafter), the Seller hereby agrees to sell, assign, transfer, convey and set over unto the Purchaser, free and clear of all security interests, liens and encumbrances, and the Purchaser does hereby agree to purchase all of the assets of the Seller used in its conduct of the Business, excluding the Excluded Assets, as specified in Section 1.2 below but including without limitation the following described assets (hereinafter collectively called the "Assets"):

               (a) Accounts receivable, work-in-process and unbilled services as of the Closing Date (the aggregate amount of the accounts receivable shall
                        -----------------------------------------------------
not be materially less than that shown on Schedule 1.1(a) attached hereto);
-------------------------------------------------------------------------

               (b) Operating cash shall be defined as cash on account at the Debtor's D.I.P. account at First Union National Bank as listed on Schedule 1.1(b) and all cash received into the P.N.C. Bank, N.A. Lock Box Account
       -----------------------------------------------------------------
maintained by D.V.I. Financial Services, Inc., on the Closing Date;
-------------------------------------------------------------------

               (c) Books, records, files and papers stored in any form on any media, including drawings, computer applications and programs (including source code), manuals and data, marketing information, sales and advertising materials, trade association files, account records, research and development records, list of present, prospective and former customers, affiliated service providers, suppliers, and personnel, employment and other records. Seller agrees that upon
                                                        -----------------------
reasonable notice from Purchaser following the Closing Date it shall remove from
--------------------------------------------------------------------------------
Purchaser's premises at Seller's expense those books, records and other
-----------------------------------------------------------------------
materials identified by Purchaser as not relevant to Purchaser's continuing
---------------------------------------------------------------------------
operation of the Business;
--------------------------

               (d)  Rights under all pending and/or executory service contracts
                                 ---
or agreements with customers of the Business as of the Closing Date including
                                                                    ---------
those listed on Schedule 1.1(d);
-----

               (e) Intangible and intellectual property including without limitation: (i) business and trade names, corporate names, brand names and slogans; (ii) copyrights, trade names, trade marks, and service marks and all derivatives thereof (including the goodwill attaching to such trade names, trade marks, and service marks), registrations and applications for trade names, trade marks, service marks and copyrights (and all future income from such trade names, trade marks, service marks and copyrights); (iii) business processes, data, trade secrets, designs, know-how, product and service concepts and information, research and development reports, agency or consulting agreements, technical information, and any similar materials recording or evidencing expertise or information; (iv) all licenses regarding any items listed above; and (v) all future income and proceeds from any items;

               (f) Going concern value, trade know-how and goodwill, including the present telephone numbers, internet addresses and other communications numbers;

               (g) Causes of action and similar claims (except those relating to the Notes Receivable and sums due from Harleysville National Bank shown on Novaeon's bankruptcy schedules and except avoidance actions under Sections 546-549 of the Bankruptcy Code);

               (h)  All equipment, furniture, fixtures and other chattels
                    ---
wherever situated including that listed on Schedule 1.1(h);
--------------------------------

               (i)  Inventory, materials and supplies;

               (j)  Prepaid insurance and deposits;

               (k)  Novaeon's rights under all premises leases, agreements to
                                     ------------------
lease, subleases, license agreements and occupancy or other agreements relating to the office premises of Novaeon, including rights to all deposits, except,
                                   -----------------------------------------
however, Purchaser does not assume any liabilities of Novaeon under any such
----------------------------------------------------------------------------
leases, agreements to lease, subleases, etc., except liabilities accruing after
-------------------------------------------------------------------------------
the Closing Date under the occupancy arrangements with Speciality Risk Services
-------------------------------------------------------------------------------
in connection
-------------
with Novaeon's service agreement with Spherion Corporation identified on
----------------------------------------------------------
Schedule 3 attached hereto (hereinafter "Assumed Occupancy Arrangements");

               (l)  Novaeon's rights under all equipment leases, chattel leases,
                                           ---
conditional sales contracts, rental agreements, and other similar contracts and
                                                          -------
agreements, except, however, Purchaser does not assume any liabilities of
            -------------------------------------------------------------
Novaeon under any such equipment leases, chattel leases, conditional sales
--------------------------------------------------------------------------
contracts, rental agreements or similar contracts and agreements;
-----------------------------------------------------------------

               (m) Licenses, permits, certificates, filings, authorizations, and other similar items relating to the conduct of the Business.

          1.2  Excluded Assets.  The Seller shall retain, and does not by this
               ---------------
Agreement sell to the Purchaser, and there is excluded from the Assets to be conveyed by the Seller to the Purchaser enumerated above, the following assets (hereinafter collectively called the "Excluded Assets"):

               (a)  Rights of Recovery.  Notes receivable on the books and
                    ------------------
records of Seller.

               (b)  Causes of Action.  The full and total amount due and owing
                    ----------------
to Seller by Harleysville National Bank shown on Novaeon's bankruptcy schedules and any avoidance actions under Sections 546-549 of the Bankruptcy Code.

               (c)  Purchase Price.  The consideration delivered by the
                    --------------
Purchaser to the Seller pursuant to Section 2 of this Agreement.

               (d)  Lock Box Account.  Any interest in funds remaining on
                    -----------------                        ---------
deposit in the Lock Box account maintained by P.N.C. Bank, by N.A, D.V.I. Business Credit Corp. and the Debtor through the close of business on the last
                                     -----------------------------------------
business day preceeding the Closing Date.
----------------------------------------

     2.   Purchase Price and Purchase Price Allocation.  In consideration of the
          --------------------------------------------
sale, transfer and delivery of the Acquired Assets, Purchaser shall pay Novaeon a purchase price in the amount of up to five million dollars ($5,000,000) (the "Purchase Price"). The Purchase Price shall be allocated among the Acquired Assets in accordance with an allocation statement (the "Allocation Statement") to be prepared by Purchaser and delivered to Novaeon at or prior to the Closing. The parties agree to file their respective income tax returns in a manner consistent with such Allocation Statement. The Purchase Price shall be subject to reduction following the Closing in accordance with the terms described in
Section 6 herein. Any reduction in the Purchase Price pursuant to Section 6 below shall be made by a reduction in the principal amount of the Promissory Note as described herein.

     3.   Assumption of Certain Liabilities.  Subject to the terms and
          ----------------------------------
conditions hereof, Purchaser shall assume as of the Closing Date, agree to pay when due, and perform and discharge Novaeon's obligations for the future performance of, the liabilities referred to as the Assumed Occupancy
                                                           ---------
Arrangements as generally identified in Schedule 3 (such liabilities are,
------------
collectively, the "Assumed Liabilities").

     4.   Payment Terms.  A cash down payment in the amount of one million five
          -------------
hundred thousand dollars ($1,500,000) shall be payable at the Closing. The balance of the Purchase Price in the amount of three million five hundred thousand dollars ($3,500,000) ("Contingency Balance") shall be evidenced by and payable pursuant to the terms of a promissory note in favor of Novaeon (the "Promissory Note"). The principal amount of the Promissory Note shall bear interest from the Closing Date until paid at the rate of eight percent (8%) per annum. The principal balance and all accrued interest under the Promissory Note shall be due and payable in one lump sum on April 30, 2002 following the determination of the Novaeon 2001 Revenue by Purchaser's auditors as described herein. In the event the Purchaser voluntarily
                                          --------------------------------------
makes payment to Novaeon's creditors in order to maintain telephone, data, or
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other services reasonably necessary to continue the operation of the Business
-----------------------------------------------------------------------------
without interruption following the Closing, all such amounts paid by Purchaser
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shall be credited against the outstanding balance of principal and accrued
--------------------------------------------------------------------------
interest under the Promissory Note payable to the Seller on the above due date.
-------------------------------------------------------------------------------

  5.   Closing.  The parties agree to exert their best efforts to cause the
       -------
Closing to occur on or prior to January 5, 2001.  At the Closing, Novaeon shall
                                ---------------
deliver all of the Assets in exchange for the payment of the Purchase Price by Purchaser. The date the Closing occurs shall be referred to as the Closing Date.

  6.   Potential Purchase Price Adjustment for Post-Closing Net Revenue
       ----------------------------------------------------------------
Shortfall.  The Purchase Price is based on the expectation that the "Net
---------
Revenue" to be derived by Purchaser from the "Novaeon Customers" during the calendar year 2001 (referred to as "Novaeon 2001 Revenue") will exceed the amount of ten million dollars ($10,000,000) ("minimum Net Revenue"). For purposes of this Agreement, "Net Revenue" means gross service fees for field and
                                                      --------------------------
telephonic medical case management services, medical and hospital bill review
-----------------------------------------------------------------------------
and repricing services, and medical provider utilization and pre-authorization
------------------------------------------------------------------------------
services, less rebilled expenses and other deductions determined in a manner
---------
consistent with Purchaser's customary accounting and revenue recognition policies. "Novaeon Customers" shall mean those entities that were invoiced by Novaeon during calendar year 2000 through the date of the Closing as identified on Schedule 6 attached hereto. The Novaeon 2001 Revenue will be determined by audited financial statements prepared by Purchaser's auditors in accordance with generally accepted accounting principles ("GAAP") and Purchaser's customary revenue recognition principles. In the event the Novaeon 2001 Revenue is less than the minimum Net Revenue, the Purchase Price shall be reduced by an amount equal to the shortfall. The resulting adjustment in the Purchase Price shall be made through a reduction in the principal balance of the Promissory Note effective as of the Closing Date. In no event, however, shall the Purchase Price be reduced below the sum of two million dollars ($2,000,000).

  7.   Conditions Precedent.  The obligations of Purchaser to consummate the
       --------------------
sale of assets contemplated in this Agreement (the "Transaction") will be subject to customary and reasonable closing conditions including:

          (a) Receipt by Purchaser of a certified copy of a final order of the Bankruptcy Court approving the sale of the Assets to Purchaser free and clear of all liens, claims and encumbrances other than the Assumed Liabilities specified in this Agreement; and

          (b) The completion of all disclosures, filings, and other acts as deemed necessary by Purchaser's legal counsel to comply with all applicable state and federal securities laws and regulations.

  8.   Actions Following.  The actions set forth below shall be taken by the
       -----------------
parties upon the execution of this Agreement and the following covenants shall continue in effect until the consummation of the Transaction.

          (a) Except as may otherwise be ordered by the Bankruptcy Court, Novaeon and its representatives, agents, officers, directors, shareholders, affiliates, partners, or employees (collectively the "Novaeon Parties") will negotiate and work with Purchaser to complete the consummation of the Transaction on or before January 5, 2001.
                         ----------------

          (b) Novaeon will grant Purchaser (and its representatives and advisors) access to its personnel, accountants, customers, vendors, landlords, properties, business and personnel records, financial statements and all other documents and other information concerning its business and operations as Purchaser may reasonably request; and

  9.   Break-up Fee.  In the event that the Bankruptcy Court approves the
       ------------
Transaction, but the Transaction is not consummated pursuant to the terms hereof for any reason other than a default by Purchaser (including a successful overbid by another party or other similar event in the Chapter 11 bankruptcy proceedings) Novaeon shall pay Purchaser a break-up fee in the amount of $200,000 as consideration for the personnel costs and expenses incurred by Purchaser in connection with the negotiation and consummation of the Transaction. Such break-up fee shall be payable to Purchaser upon its written demand; but no later than fifteen days after the Transaction has been terminated.

  10.  Conditions Precedent to Obligations of the Purchaser.
       ----------------------------------------------------

     The Purchaser shall not be obligated to pay any of the Purchase Price or otherwise to perform its obligations hereunder unless all of the following conditions have either been fulfilled or performed to the Purchaser's satisfaction, on or before the Closing, or have been waived by the Purchaser:

          10.1 Continuing Validity of and Compliance with Representations,
               -----------------------------------------------------------
Warranties and Covenants.  The Purchaser shall receive a certificate from an
------------------------
authorized officer of the Seller, in form reasonably satisfactory to the Purchaser, to the effect that: (a) the representations and warranties of the Seller contained in this Agreement were true and correct on the Execution Date and continue to be true and correct as of the Closing Date, and (b) the Seller has complied with all covenants and conditions required by this Agreement to be complied with and performed by it at or prior to the Closing.

          10.2 Approval by the Bankruptcy Court.  The Purchaser shall have
               --------------------------------
received from Novaeon written notice and a certified copy of the Final Order pursuant to which the Bankruptcy Court has: (a) approved the sale of the Assets to the Purchaser free and clear of all liens, claims and encumbrances other than the certain limited liabilities specified in this Agreement.

          10.3 Assignment of all Licenses and Regulatory Permits.  The Purchaser
               -------------------------------------------------
shall have received from Novaeon the assignment of any and all licenses that may be assigned to it by Novaeon for the operation of the Business by the Purchaser hereafter.

  11.     Conditions Precedent to Obligations of the Seller.
          -------------------------------------------------

     The Seller shall not be obligated to perform any of its obligations hereunder unless all of the following conditions have either been fulfilled or performed to the satisfaction of the Seller on or before the Closing, or have been waived by the Seller:

          11.1 Continuing Validity of and Compliance with Representations,
               -----------------------------------------------------------
Warranties and Covenants.  The Seller shall receive a certificate from an
------------------------
authorized officer of the Purchaser, in form reasonably satisfactory to the Seller, to the effect that: (a) the representations and warranties of the Purchaser contained in this Agreement were true and correct on the Execution Date and continue to be true and correct as of the Closing Date, and (b) the Purchaser has complied with all covenants and conditions required by this Agreement to be complied with and performed by it at or prior to the Closing.

          11.2 Approval by the Bankruptcy Court.  Novaeon shall have received a
               --------------------------------
certified copy of the final order pursuant to which the Bankruptcy Court has approved the sale of the Assets to the Purchaser ("Final Order") free and clear of all liens, claims and encumbrances other than the certain limited liabilities specified in this Agreement.

  12.     Representations and Warranties of the Seller.
          --------------------------------------------

     The Seller warrants and represents to the Purchaser as follows:

          12.1 Legal Status.  Novaeon is a corporation validly existing and with
               ------------
active status under the laws of the State of Delaware. Subject to the applicable provisions of the Bankruptcy Code, Seller has all necessary corporate power and authority to own and operate the Assets and to conduct the Business.

          12.2 Approval of Transaction, No Violations.  Subject to entry of the
               --------------------------------------
Final Order, the execution and delivery of this Agreement on the part of the Seller, and the performance by the Seller of all of its covenants and obligations under this Agreement, have been duly and properly authorized and approved by the Seller. Subject to entry of the Final Order, the Seller possesses full and unrestricted power, authority and capacity to execute, deliver and enter into this Agreement and to carry out and perform all of the covenants and obligations under this Agreement in accordance with its terms.
The execution and delivery of this Agreement and the transactions contemplated under this Agreement do not and will not violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of the Seller. Other than the approval of the Bankruptcy Court, no governmental approval or authorization is necessary for the Seller to execute and deliver this Agreement or to perform its obligations under this Agreement. Subject to entry of the Final Order, this Agreement has been duly executed and delivered by and on behalf of the Seller and constitutes the valid and legally binding obligation of that entity, enforceable in accordance with its terms.

          12.3 Enforceability.  This Agreement is enforceable against the Seller
               --------------
in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies.

          12.4 Title to the Assets.  Seller has, and at the Closing Seller will
               -------------------
convey and transfer to the Purchaser, good, complete and marketable title to all of the Assets, free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests. Subject to the applicable provisions of the Bankruptcy Code, all of the Assets are in the exclusive possession and control of Seller and Seller has the right to use and sell to the Purchaser all of the Assets without interference from others; provided however, that D.V.I. Financial Services, Inc. and D.V.I. Business Credit Corporation have liens on the Assets. The Assets and the Excluded Assets constitute all the assets, properties, rights, privileges and interests necessary for the Purchaser to own and operate the Business substantially in the same manner as it has been conducted by Seller during the period immediately preceding the execution of this Agreement.

  13.          Representations and Warranties of the Purchaser.
               -----------------------------------------------

     The Purchaser warrants and represents to the Seller as follows:

          13.1 Legal Status.  Purchaser is a corporation validly existing and
               ------------
with active status under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to acquire the Assets.

          13.2 Authority; No Violations.  Purchaser possesses full and
               ------------------------
unrestricted power, authority and capacity to execute, deliver and enter into this Agreement and to carry out and perform all of the covenants and obligations under this Agreement in accordance with its terms. The execution and delivery of this Agreement and the transactions contemplated under this Agreement do not and will not violate or conflict with any provisions of the Articles of Incorporation or Bylaws of the Purchaser. No governmental approval or authorization is necessary for the Purchaser to execute and deliver this Agreement or to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by and on behalf of the Purchaser and constitutes the valid and legally binding obligation of that entity, enforceable in accordance with its terms.

          13.3 Enforceability.  This Agreement is enforceable against the
               --------------
Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and (ii) general principles of equity relating to the availability of equitable remedies.

  14.     Covenants of the Seller.
          -----------------------

     The Seller hereby covenants to the Purchaser as follows:

          14.1 Compliance with the Bankruptcy Code.  The Seller shall comply
               -----------------------------------
with the Bankruptcy Code, including any local rules, regarding this Agreement.

          14.2 Ordinary Business.  The Seller shall not change its Business from
               -----------------
the date hereof until the Closing hereof.

  15.     Covenants of Purchaser.
          ----------------------

          15.1 Access to Records.  Following the Closing, after reasonable
               -----------------
notice, the Purchaser will provide to the Seller and its counsel, accountants and other representatives full access during normal business hours for inspection of the Assets and the personnel, books, contracts, commitments and records of the Business, to the extent reasonably required by Seller in connection with legal or tax proceedings.

  16.     Miscellaneous.
          -------------

          16.1 Survival of Warranties, Representations and Covenants.  The
               -----------------------------------------------------
warranties, representations and covenants of the Purchaser and the Seller set forth in this Agreement shall not survive the Closing and the consummation of all of the transactions herein contemplated.

          16.2 Notices.  All notices, approvals or other communications that the
               -------
Purchaser or the Seller may desire or be required to give to each other under the terms of this Agreement shall be in writing and shall be deemed to have been properly given: (a) if delivered by messenger, when delivered, (b) if mailed in the United States certified or registered mail, postage prepaid, return receipt requested, when received (and refusal of receipt shall be deemed receipt), (c) if telexed, telegraphed or telecopied, six (6) hours after being dispatched by telex, telegram or telecopy if such sixth (6th) hour falls on a business day within the hours of 8:00 a.m. through 5:00 p.m. at the time in effect at the place of receipt, or at 8:00 a.m. on the next business day thereafter if such hour is later than 5:00 p.m., or (d) if delivered by reputable express carrier, freight prepaid, the next business day after delivery to such carrier, addressed to such party as follows:

  If to the Purchaser:  Anchor Pacific Underwriters, Inc.
                        610 W. Ash Street, Suite 1500
                        San Diego, CA 92101
                        Attention: Jeffrey S. Ward
                        Facsimile: (619) 557-0408

                        with a copy to:

                        Stradling Yocca Carlson & Rauth
                        660 Newport Center Drive, Suite 1600
                        Newport Beach, CA 92660
                        Attention:  Bruce Feuchter
                        Facsimile:  (949) 725-4100

  If to the Seller      Novaeon, Inc.

                        Moran & Associates, LLC
                        4 Lexington Drive
                        Warren, New Jersey 07059
                        Attention:  Mr. James T. Moran
                        Facsimile:  (732) 560-7338

                        with copies to:

                        Paul J. Winterhalter
                        Didonato and Winterhalter, P.C.
                        1818 Market Street, Suite 3520
                        Philadelphia, PA 19103

                        Phone: (215) 564-4119
                        Facsimile:  (215) 564-5597

                        and


                        Allan R. Gordon
                        Saul Ewing LLP
                        1500 Market Street
                        Centre Square West
                        Philadelphia, PA 19102
                        Facsimile: (215) 972-1844

Any party may change the address or party to which notices may be sent by notice to the other party or parties as provided herein.

          16.3 Entire Agreement, Amendment.  This Agreement, together with the
               ---------------------------
Schedules and Exhibits attached hereto (which are hereby incorporated herein by reference by their entirety as if fully set forth in this Agreement at the point where first mentioned herein) and written instruments referenced herein, constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with regard to the subject matter hereof. This Agreement may be amended only by a written instrument setting forth the amendment with specificity, which is executed by all of the parties hereto.

          16.4 Assignment.  Neither the Purchaser nor the Seller shall assign,
               ----------
directly or indirectly, any rights, duties or obligations under this Agreement in whole or in part without the prior written consent of the other party.

          16.5 Successors and Assigns.  The terms and provisions of this
               ----------------------
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, personal representatives, legatees, devisees and heirs.

          16.6 Governing Law.  This Agreement shall be governed by and
               -------------
interpreted in accordance with the laws of the State of California and the Bankruptcy Code, if applicable.

          16.7 Waiver.  No failure or delay on the part of any party hereto in
               ------
the exercise of any power or right, and no course of dealing between the Purchaser and the Seller shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by a party hereto of any condition or of any breach of any term contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term.

          16.8 Severability.  If any provision of this Agreement is held to be
               ------------
invalid, illegal
or unenforceable, then that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent as agreed by the parties; failing which, such provision shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions of this Agreement to the extent that such other provisions are not themselves actually in conflict with any applicable law.

          16.9   Confidential Information and Publicity.  In connection with the
                 --------------------------------------
negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate, use or disclose such information, except to advisors, consultants and affiliates in connection with the transactions contemplated hereby, and except as required to comply with any law or any provision of this Agreement. In the event of termination of this Agreement, each party shall return to the other party all documents and other materials provided to such party hereunder.

          16.10  Expenses of Transaction.  The Purchaser and the Seller each
                 -----------------------
shall bear its own costs and expenses, including legal and accounting fees, incurred in negotiating this Agreement, in preparing this Agreement and the other documents and instruments referred to herein and in consummating the Transaction contemplated hereunder.

          16.11  Costs of Enforcement.  In any dispute arising under or relating
                 --------------------
to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' and paralegals' fees and expenses incurred. For this purpose, the term "prevailing party" shall mean the party whose position is substantially sustained in the settlement or in the final judgement rendered in any litigation.

          16.12  Further Assurances.  From time to time after the Closing, at
                 ------------------
the request of the Purchaser, the Seller or its successor in interest will execute and deliver to the Purchaser such other instruments of conveyance and transfer and take such other actions as the Purchaser may reasonably require to more effectively convey, transfer to, and vest in the Purchaser, and to put the Purchaser in possession of, any and all of the Assets.

          16.13  Brokers.  Each party represents and warrants that it has not
                 -------
utilized the services of, and that it does not and will not have any liability to, any broker or finder in connection with this Agreement or the transactions contemplated hereby, except that Seller shall pay a fee approved by the Bankruptcy Court to James T. Moran.

          16.14  Captions.  The captions in this Agreement are included for
                 --------
convenience only and shall not be considered in the interpretation or construction of this Agreement.

          16.15  Counterparts.  This Agreement may be executed in any number of
                 ------------
counterparts, and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same Agreement.

                           [SIGNATURE PAGE FOLLOWS]

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

     IN WITNESS WHEREOF, the parties hereto have each duly executed and delivered this Agreement as of the date first above written.

PURCHASER:                    ANCHOR PACIFIC UNDERWRITERS, INC.

                              By:
                                   ----------------------------------------
                                   Jeffrey S. Ward, Chief Executive Officer

SELLER:                       NOVAEON, INC.


                              By:  ________________________________________

                              Its: ________________________________________


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